UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FNB CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

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(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

FNB Corporation Chairman Jon T. Wyatt sent the following email to FNB employees on February 4, 2008, in connection with FNB Corporation’s proposed merger of equals with Virginia Financial Group, Inc.:

Let me take this opportunity to thank those of you who have met with me for doing so and for sharing your comments and perspective regarding the merger. I look forward to hearing from more of you in the coming days and receiving your important feedback. Very shortly, I will be responding to the questions that have arisen in our discussions.

As I did in our meetings, I urge all of you who participate in our Employee Stock Ownership Plan to take action now to be sure your ESOP shares are counted. Please understand that you will not be able to vote your ESOP shares in person at the special shareholder meeting.

The process is as follows:

The ESOP trustee will request from Registrar and Transfer Company an ESOP vote totals report on Friday, February 8th. The trustee will then vote those shares as instructed by the participants. The ESOP shares without voting instructions and, therefore, not included in that report will be voted by the trustee proportionately.

The fax number for Registrar and Transfer Company is (908) 272-0889. If you haven’t voted, or if you wish to change your vote, you should fax it in by Thursday, February 7th. It may not get there in time otherwise.

As has been emphasized before, nobody but the tabulating agent has access to (sees or handles) an individual ESOP participant’s vote – not management, and not the opposition group. ESOP votes are kept confidential in accordance with ERISA requirements.

As I’m sure you will agree, too much is at stake here to not have every shareholder’s voice heard. Please submit your signed and dated ESOP vote.

Thank you, again. Please contact me at any time I may be of assistance.

Jon

Jon T. Wyatt

Chairman

FNB Corporation

P.O. Box 600

Christiansburg, VA 24068-0600

(540) 382-6042

(540) 381-6768 – FAX

jtwyatt@fnbonline.com

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, VFG filed with the SEC a registration statement on Form S-4 that was declared effective by the SEC on December 28, 2007. The registration statement includes a joint proxy statement/prospectus, which was first mailed to shareholders of VFG and FNB on or about January 3, 2008. FNB and VFG urge investors and other shareholders to read the joint proxy statement/prospectus and any other relevant documents filed by either party with the SEC because they contain important information about the companies and the proposed transaction.

Investors and shareholders may obtain the joint proxy statement/prospectus and other documents filed with the SEC by FNB and VFG free of charge through the website maintained by the SEC at http://www.sec.gov. Free copies of these documents also may be obtained by directing a request to FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068, Attention: Investor Relations (telephone: (540) 382-6042) or by accessing FNB’s website at http://www.fnbonline.com under “Investor Relations/SEC Filings.”

VFG and FNB and their directors, certain of their executive officers, and the members of FNB Shareholders for Progress are participants in the solicitation of proxies from the shareholders of VFG and/or FNB, respectively, in connection with the merger. Information about the directors and executive officers of VFG is contained in the proxy statement for VFG’s 2007 annual meeting of shareholders filed with the SEC on March 28, 2007. Information about the directors and executive officers of FNB is contained in the proxy statement for FNB’s 2007 annual meeting of shareholders filed with the SEC on March 30, 2007. Information about the members of FNB Shareholders for Progress is contained in Annex F to the joint proxy statement/prospectus. Additional information regarding these participants in the proxy solicitation and their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.